PRELIMINARY COPY

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [v]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[v]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                                 ClearComm, L.P.
             (Exact Name of Registrant as Specified in its Charter)

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                    Persons who are to respond to the collection of information contained in this form are not required to respond unless
SEC 1913 (04-04)    the form displays a currently valid OMB control number.

Dear Limited Partner:

         We are proposing the adoption of an amendment to the Agreement of Limited Partnership, as previously amended (the "Partnership Agreement"), of ClearComm, L.P. (the "Partnership") to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         The Partnership Agreement stipulates presently that the Partnership will dissolve no later than December 31, 2005. When the Partnership was organized in January 1995, the General Partner believed that 10 years would be enough time to grow and mature the Partnership's business so as to create the maximum possible value for you, our Limited Partners. For a variety of reasons, however, the Partnership has not grown and matured to the degree expected. These reasons include start-up delays caused by the FCC's delay in the C-Block license auction process, the financial downturn that the global wireless industry has experienced during the past three years, and bankruptcy litigation involving other wireless carriers that has disrupted the industry. The General Partner, therefore, does not believe it would be in the Limited Partners' best interest to dissolve the Partnership and liquidate its assets during 2005.

         Although we cannot be sure, and there are no guarantees of future success, the General Partner believes that the economic recovery beginning to take effect in the Puerto Rican market, renewed investor interest in the wireless sector, and a recently renewed trend towards consolidation in the wireless sector (including Verizon Communications, Inc.'s merger with MCI Inc. announced in February 2005; Alltel Corporation's merger with Western Wireless Corporation announced in January 2005; Sprint Corporation's merger with Nextel Communications Inc. announced in December 2004; and Cingular Wireless LLC's merger with AT&T Wireless Services Inc. announced in February 2004), over time, are likely to have a positive impact on the value of the Partnership. Accordingly, the General Partner believes it is in the best interests of the Limited Partners and the Partnership to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         If adopted, the proposed amendment will not affect the ability of Limited Partners of the Partnership to sell, assign, or transfer their Partnership Units (subject to Article 12 and other applicable provisions of the Partnership Agreement and the requirements of Federal and applicable state securities laws). In addition, the management fees paid by the Partnership to the General Partner will not change as a result of the amendment.

         You may vote on the proposed amendment by Internet (in accordance with the instructions set forth on the enclosed Consent Card), or by completing and mailing or faxing the Consent Card. Before casting your vote by Internet or on the Consent Card, please read carefully the enclosed Solicitation Statement, which explains the proposed amendment in greater detail.

             THE GENERAL PARTNER OF THE PARTNERSHIP RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT.

         If you need additional information, please call Theresa Miller, Director of Investor Relations, at 1-800-817-6797.

                                              SuperTel Communications Corp.,
                                              the General Partner

                                 CLEARCOMM, L.P.
                                     PMB 159
                                 P.O. Box 11850
                        San Juan, Puerto Rico 00922-1850

                                [August 1], 2005
                             [intended release date]

         This Solicitation Statement is being furnished to each limited partner (individually, a "Limited Partner" and, collectively, the "Limited Partners") of ClearComm, L.P., a Delaware limited partnership (the "Partnership"), in connection with the solicitation by the Partnership of the consent of the Limited Partners to a proposed amendment (the "Amendment") to the Agreement of Limited Partnership, dated as of January 24, 1995, as previously amended (the "Partnership Agreement"). SuperTel Communications Corp., a Puerto Rico corporation, is the general partner of the Partnership (the "General Partner").

         The purpose of the Amendment is to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         If Limited Partners who hold in the aggregate at least a majority of the outstanding Units of the Partnership held by Limited Partners consent to the Amendment, the Partnership Agreement will be amended to indicate that the Partnership shall be dissolved and its affairs shall be wound up no later than 5:00 p.m. P.S.T., December 31, 2010.

         This Solicitation Statement should be read carefully as it describes certain consequences of the proposed Amendment. This Solicitation Statement and the accompanying Consent Card are being mailed to Limited Partners of record as of the close of business on [August 1], 2005 (the "Record Date"). Pursuant to
Article 14 of the Partnership Agreement, the adoption of the Amendment requires the consent of the General Partner and the Limited Partners who hold in the aggregate at least a majority of the outstanding Units of the Partnership held by Limited Partners. The General Partner has already consented to the adoption of the Amendment. On the Record Date, there were outstanding 2766.2 Units held by Limited Partners. Therefore, under the Partnership Agreement, the consent of Limited Partners holding more than 1383.1 Units will be required for the adoption of the Amendment.

         Under applicable law and the Partnership Agreement, no appraisal rights (namely, rights of non-consenting Limited Partners to exchange their Units in the Partnership for payment of the Units' fair value) or similar rights are available to any Limited Partner regardless of whether such Limited Partner has or has not consented to the Amendment.

         A Limited Partner may vote either on the Internet or by using the attached Consent Card. A vote cast by a Limited Partner on the Internet, to be valid, must be cast in accordance with the instructions set forth on the Consent Card by 5:00 p.m. Puerto Rico time on [November 1], 2005 (subject to extension at the discretion of the General Partner for up to an additional 60 days). Likewise, the Consent Card enclosed with this Solicitation Statement, to be valid, must be signed by the record owner(s) of the Units and returned to the General Partner by such date. A Limited

Partner who casts a vote on the Internet or by using the Consent Card may revoke that vote by giving written notice of revocation to the General Partner or by casting a later-dated vote, in either case by the last date on which votes must be returned to the General Partner.

         A vote cast on the Internet or on a properly executed Consent Card received by the General Partner will be voted in accordance with the direction (that is, "for" or "against" the proposed Amendment; or "abstain") indicated on the Internet or Consent Card. If no direction is indicated (that is, if no box is checked on the Internet or on the Consent Card), a vote that has been properly submitted over the Internet or a properly executed Consent Card received by the General Partner will be counted as a vote in favor of the Amendment. Abstentions and broker non-votes (which are consents from brokers or nominees indicating that such persons have not received instructions from beneficial owners or other persons entitled to give consents with respect to Partnership Units as to matters for which the brokers or nominees do not have discretionary power) will have the effect of votes against the proposal.

         To be counted, a vote cast on the Internet must be cast no later than 5:00 p.m. Puerto Rico time on [November 1], 2005. Likewise, to be counted, a Consent Card must be received by the General Partner no later than 5:00 p.m. Puerto Rico time on [November 1], 2005. If a Limited Partner has not cast a vote on the Internet or if the General Partner has not received a properly executed Consent Card from a Limited Partner, in either case by 5:00 p.m. Puerto Rico time on [November 1], 2005, it will be deemed that such Limited Partner has voted in favor of the Amendment.

         VOTING ON THE AMENDMENT WILL BE CONDUCTED ONLY BY INTERNET AND BY WRITTEN CONSENT, AND NO FORMAL MEETING OF THE LIMITED PARTNERS WILL BE HELD FOR THE PURPOSE OF VOTING ON THE AMENDMENT.

         THE  GENERAL PARTNER RECOMMENDS THAT YOU CONSENT TO THE AMENDMENT.

         LIMITED PARTNERS ARE ASKED TO VOTE EITHER BY INTERNET (IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ATTACHED CONSENT CARD) BY 5:00 P.M. PUERTO RICO TIME ON [NOVEMBER 1], 2005, OR BY MARKING AND SIGNING THE ACCOMPANYING CONSENT CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED BY 5:00 P.M. PUERTO RICO TIME ON [NOVEMBER 1], 2005. THE CONSENT CARD MAY ALSO BE RETURNED BY FACSIMILE TO (787) 774-5058.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
FORWARD-LOOKING STATEMENTS                                                     6

BACKGROUND AND PURPOSE OF AMENDMENT                                            6

ALTERNATIVES TO AMENDMENT                                                      7

THE GENERAL PARTNER                                                            9

MANAGEMENT OF NEWCOMM                                                         11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                11

CONSENT OF LIMITED PARTNERS                                                   12

ADDITIONAL INFORMATION CONCERNING THE COMPANY                                 14

FINANCIAL AND OTHER INFORMATION                                               14

EXHIBIT A -- PROPOSED AMENDMENT TO PARTNERSHIP AGREEMENT                      15

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS SOLICITATION STATEMENT MADE BY THE PARTNERSHIP AND THE GENERAL PARTNER AND CERTAIN FUTURE ORAL AND WRITTEN STATEMENTS MADE BY THE PARTNERSHIP AND THE GENERAL PARTNER MAY INCLUDE FORWARD-LOOKING STATEMENTS, INCLUDING (WITHOUT LIMITATION) STATEMENTS WITH RESPECT TO ANTICIPATED FUTURE OPERATING AND FINANCIAL PERFORMANCE, GROWTH OPPORTUNITIES AND GROWTH RATES, ACQUISITION AND DIVESTITIVE OPPORTUNITIES, AND OTHER SIMILAR FORECASTS AND STATEMENTS OF EXPECTATION. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," AND "SHOULD," AND VARIATIONS OF THESE WORDS AND SIMILAR EXPRESSIONS, ARE INTENDED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MADE BY THE PARTNERSHIP OR THE GENERAL PARTNER ARE BASED ON ESTIMATES, PROJECTIONS, BELIEFS AND ASSUMPTIONS OF MANAGEMENT AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE OR SUCCESS. THE PARTNERSHIP AND THE GENERAL PARTNER DISCLAIM ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT BASED ON THE OCCURRENCE OF FUTURE EVENTS, THE RECEIPT OF NEW INFORMATION, OR OTHERWISE.

BACKGROUND AND PURPOSE OF AMENDMENT

         The Partnership is soliciting the consent of the Limited Partners to the proposed Amendment to the Partnership Agreement to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         The Partnership Agreement stipulates presently that the Partnership will dissolve no later than December 31, 2005. When the Partnership was organized in January 1995, the General Partner believed that 10 years would be enough time to grow and mature the Partnership's business so as to create the maximum possible value for the Limited Partners. For a variety of reasons, however, the Partnership has not grown and matured to the degree expected. These reasons include start-up delays caused by the FCC's delay in the C-Block license auction process, the financial downturn that the global wireless industry has experienced during the past three years, and bankruptcy litigation involving other wireless carriers that has disrupted the industry.

         Over the past three years, the global wireless industry has suffered through a financial downturn that has had a negative effect on valuations of wireless service providers, including the Partnership. As shown in the illustration below, the stocks of regional wireless service providers in the U.S. have consistently underperformed the Nasdaq index since January 2002. The General Partner believes that this industry-wide downturn was caused in large part by a sluggish economy and intense competition among new and established service providers and that, as service providers scrambled to survive a difficult market, many began to offer discount pricing and subsidies to attract new subscribers. Further, the General Partner believes that this intense competition and pricing deflation drove out smaller competitors from the market and lowered profits and valuations for the service providers like the Partnership that have managed to survive the downturn.

[THE FOLLOWING DATA WAS REPRESENTED AS A GRAPH IN THE PRINTED MATERIAL]

                     Regional
                    US Wireless      Nasdaq
 3-Jan-95             100.00         100.00
31-Mar-95              93.08         109.03
30-Jun-95              91.14         130.68
29-Sep-95             110.77         130.00
29-Dec-95             103.85         130.89
29-Mar-96             110.81         146.10
28-Jun-96             108.78         150.85
30-Sep-96              92.50         163.64
31-Dec-96              81.69         176.07
31-Mar-97              79.20         165.16
30-Jun-97              91.97         197.08
30-Sep-97             105.02         230.78
31-Dec-97             103.86         199.28
31-Mar-98             128.50         240.61
30-Jun-98             115.91         256.84
30-Sep-98              98.06         197.29
31-Dec-98             115.46         306.77
31-Mar-99             205.00         343.53
30-Jun-99             296.32         368.86
30-Sep-99             474.90         381.56
31-Dec-99             756.13         535.31
31-Mar-00             661.23         587.76
30-Jun-00             659.96         523.53
29-Sep-00             491.53         471.76
29-Dec-00             445.74         302.95
30-Mar-01             431.18         235.68
29-Jun-01             491.01         284.03
31-Aug-01             406.38         234.07
31-Dec-01             316.82         261.63
28-Mar-02             115.44         243.93
28-Jun-02              49.01         193.42
30-Sep-02              44.05         154.93
31-Dec-02              64.60         176.54
31-Mar-03              62.75         177.28
30-Jun-03             115.34         214.51
30-Sep-03             167.25         236.21
31-Dec-03             162.35         264.82
31-Mar-04             169.62         263.61
30-Jun-04             186.84         270.69
30-Sep-04             156.52         250.74
21-Dec-04             171.61         284.32

In light of this financial downturn in the global wireless industry and the effect the downturn and the industry disruptions described above have had on the Partnership, the General Partner does not believe it would be in the Limited Partners' best interest to dissolve the Partnership and liquidate its assets during 2005.

         Although we cannot be sure, and there are no guarantees of future success, the General Partner believes that the economic recovery beginning to take effect in the Puerto Rican market, renewed investor interest in the wireless sector, and a recently renewed trend towards consolidation in the wireless sector (including Verizon Communications, Inc.'s merger with MCI Inc. announced in February 2005; Alltel Corporation's merger with Western Wireless Corporation announced in January 2005; Sprint Corporation's merger with Nextel Communications Inc. announced in December 2004; and Cingular Wireless LLC's merger with AT&T Wireless Services Inc. announced in February 2004), over time, are likely to have a positive impact on the value of the Partnership. Accordingly, the General Partner believes it is in the best interests of the Limited Partners and the Partnership to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         If adopted, the proposed Amendment will not affect the ability of Limited Partners of the Partnership to sell, assign, or transfer their Partnership Units (subject to Article 12 and other applicable provisions of the Partnership Agreement and the requirements of Federal and applicable state securities laws). In addition, the management fees paid by the Partnership to the General Partner will not change as a result of the amendment.

ALTERNATIVES TO AMENDMENT

         Before deciding to recommend that the Limited Partners vote in favor of the Amendment described in this Solicitation Statement, the General Partner carefully considered and rejected four possible alternatives to the Amendment. Although the General Partner believes that the Amendment is in the best interests of the Limited Partners and the Partnership, the General Partner's belief in this regard is based on available information and subjective business judgment. Accordingly, there are no guarantees of future success. Further, if the Limited Partners approve the extension of the Partnership's life by five years, the General Partner will continue to look for an attractive sale or other opportunity to maximize the Partnership's value, and may seek to dissolve the Partnership prior to the end of the new five-year period if the opportunity develops.

         The first alternative considered by the General Partner would be to abstain from extending the dissolution date of the Partnership. In this event, or if the Limited Partners vote against the proposed Amendment described in this Solicitation Statement, the Partnership would dissolve on December 31, 2005. Upon dissolution, the General Partner would be required by the Partnership Agreement to liquidate the Partnership's assets. The General Partner would then be required to distribute the proceeds of the liquidation to the payment of the Partnership's debts and liabilities, with the balance, if any, to be distributed to each Limited Partner in payment of the credit balance in such Limited Partner's capital account. The General Partner, however, does not believe at this time that it can find a purchaser willing to buy the Partnership's assets (including the shares of capital stock in NewComm Wireless Services, Inc. ("NewComm") held by the Partnership) at a price that is high enough both to satisfy the Partnership's debts and liabilities, and to yield a reasonably high cash distribution to the Limited Partners.

         Alternatively, in the event that the Partnership could satisfy its debts and liabilities upon the dissolution of the Partnership without having to sell the NewComm stock held by the Partnership, the General Partner could distribute the NewComm stock, together with any remaining assets, to the Limited Partners and the General Partner. Such a distribution, however, would result in each Limited Partner becoming a very small minority holder in NewComm. For example, a Limited Partner who held two Partnership Units prior to the distribution would receive NewComm shares in the distribution constituting a mere .0002% (approximately) of the outstanding shares of NewComm. As a consequence of this distribution, the Limited Partners and the General Partner would cede a greater degree of control of NewComm to Telefonica Moviles Puerto Rico, Inc. ("TEM Puerto Rico").

         This shift in the control of NewComm may result in material costs and delays associated with having to seek the consent of the FCC and the Department of Homeland Security if the shift is deemed by either agency to be a transfer of control of the Partnership's personal communications services ("PCS") licenses from NewComm to TEM Puerto Rico. There would be no guarantee that this consent from the Department of Homeland Security or the FCC would be forthcoming, particularly because TEM Puerto Rico is not a U.S. entity. In addition, certain protections and benefits afforded to the Partnership and, by extension, to the Limited Partners, through the Partnership's amended and restated shareholders agreement with TEM Puerto Rico, may be jeopardized and inapplicable if the Partnership were to be dissolved in the manner described above. These protections and benefits include representation on NewComm's board of directors, veto rights with respect to board decisions concerning certain extraordinary matters, access to financial information, and registration rights. For the foregoing reasons, the General Partner rejected this alternative.

         The second alternative would be to recommend that the Partnership's life be extended by only three years rather than five. This approach would require that the General Partner recommend that the Limited Partners vote in favor of extending the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2008. The General Partner rejected this alternative on the basis of its belief that three years is not a sufficient amount of time for the Partnership to improve its operations, increase its cash flow, change its capital structure, and obtain permanent financing, all of which the General Partner believes are necessary to create a material increase in the Partnership's value. In addition, the General Partner believes that it will take four to five years before a combination of the economic recovery in the Puerto Rican market, renewed investor interest in the wireless sector, and consolidation in the wireless sector will have an adequate opportunity to increase the Partnership's value.

         Moreover, in the event that in 2008 the value of the Partnership appears to be on an upward trajectory, the General Partner does not want to be in the position of having to incur additional expenses and fees associated with seeking yet another extension of the Partnership's life, particularly when it believes at this time that a three year extension is not long enough to permit market forces and trends to exert optimal upward pressure on the Partnership's value. If the Partnership's life is extended by five years but the value of the Partnership increases significantly after three years, the General Partner could always at that time seek the Limited Partner's consent to an earlier termination of the Partnership if necessary.

         The third alternative would be to recommend that the Partnership's life be extended by 10 years rather than five. This approach would require that the General Partner recommend that the Limited Partners vote in favor of extending the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2015. While the General Partner believes that a three year extension would not be long enough, it also believes that a 10 year extension would be unnecessarily long in light of its view that a combination of the economic recovery beginning to take effect in the Puerto Rican market, renewed investor interest in the wireless sector, and a recently renewed trend towards consolidation in the wireless sector will have an optimal effect on the Partnership's value within four to five years; whereas it has no basis to believe that an extension of more than five years will allow or create any additional opportunities for the Partnership's value to increase.

         The fourth alternative considered by the General Partner would be to convert ClearComm, L.P. from a limited partnership to a corporation. Corporations are more familiar to acquirors, investors, and lenders than are limited partnerships and, therefore, are arguably more attractive as acquisition targets, investment opportunities, and borrowers than are limited partnerships. Nevertheless, the General Partner does not believe at this time that the conversion of ClearComm, L.P. from a limited partnership to a corporation would materially increase the Limited Partners' liquidity or ClearComm's value. Moreover, the conversion would be more complicated from a structural and legal standpoint than an extension of the Partnership, and would require the Partnership to incur considerably more in the way of legal and accounting fees and expenses. Consequently, a conversion would be more costly to the Partnership than the proposed extension. In addition, it is possible that a conversion would be deemed by the FCC to be a transfer of control of the Partnership's PCS licenses from NewComm to the new corporation, which could result in material costs and delays associated with having to obtain the FCC's consent to the deemed transfer of control.

         In sum, while the General Partner reserves the right to propose in the future that the Limited Partners approve any of the alternatives described above, the General Partner, after considering the alternatives described above and the available data and other information relevant to such alternatives, believes that a five year extension of the Partnership's life is the best alternative for the Limited Partners and the Partnership at this time.

THE GENERAL PARTNER

         The Partnership has no directors or officers. The General Partner, SuperTel Communications Corp., manages and conducts the business and affairs of the Partnership. The General Partner is a Puerto Rico corporation incorporated in June 1996. The shares of the General Partner are held by certain individuals and entities, including Puerto Rico trusts. Moreover, approximately 51.49% of the General Partner's voting shares are held in a voting trust (the "SuperTel Voting Trust").

         The General Partner's business and affairs are managed and conducted by its board of directors, which currently consists of the following five people:
Javier O. Lamoso, Fred H. Martinez, Margaret W. Minnich, Lawrence Odell, and James T. Perry. In connection with the termination of the SuperTel Voting Trust on or about October 31, 2005, certain shareholders of the General Partner holding a majority of the General Partner's outstanding shares entered into a shareholders agreement (the "SuperTel Shareholders Agreement") on June 8, 2005. The SuperTel Shareholders Agreement will govern how the General Partner will be controlled through December 31, 2010. Under the terms of the SuperTel Shareholders Agreement, the shareholders agreed among other things to cause the General Partner to expand the size of its board from five directors to seven directors and to vote their shares in favor of the election of Chris Clark, John Duffy, and Ture Elowson to the General Partner's board. Also, pursuant to the agreement, Javier O. Lamoso agreed to resign his position as a director of the General Partner at the time that the three new directors are elected to the board.

         The following is biographical information for each of the three new directors who will be elected to the General Partner's board pursuant to the SuperTel Shareholders Agreement:

         Chris J. Clark, age 64, is a member of the New York and Pennsylvania Bars, and is a CPA in New York. Mr. Clark has practiced law for 40 years, specializing in tax law and business law, with a heavy emphasis on venture capital projects (primarily in real estate and cellular telephone franchises). From 1972 through 1996, Mr. Clark was the Managing Partner of his law firm, then named Lentz, Cantor, Kilgore & Massey, Ltd., and he is currently Of Counsel to the successor law firm, Lentz, Cantor & Massey, Ltd. Mr. Clark was the Managing Partner of a partnership that successfully participated in the MSA and RSA cellular lotteries and, from 1991 through 1994, was an officer and director of a corporation that owned and eventually sold the RSA license for NY-4. He has been involved in a number of other investment projects, and in most cases was either the managing partner or principal. He is currently, and has been since 1995, the managing partner of PCS Partners, a significant investor in and limited partner of the Partnership. He holds a BBA from Siena College (Magna Cum Laude; 1962) and a JD from Villanova Law School (1965), where he was a member of the Law Review.

         John Duffy, age 55, has held executive and supervisory positions in a number of industries, including the wireless and financial management industries. From 2001 to the present, he has been engaged in various enterprises as a private investor and through international philanthropic endeavors, and has worked with Geneva Global, a professional services firm and foundation. From 1999 through 2001, Mr. Duffy served as the Executive Director of Net Impact, a network of over 5,000 MBA students attending over 60 universities. In addition, from 1994 through 1998, Mr. Duffy served as Executive Vice President of the Partnership; and from 1981 through 1990, he was an Executive Vice President at Drexel Burnham Lambert, where he was responsible for investment portfolios of high net worth investors and institutional clients. Mr. Duffy holds a BA from John Carroll University (1971).

         Ture Elowson, age 63, has been a limited partner of the Partnership since its inception. He is a businessman. He founded Independent Cellular Telephone Company in 1988 and remains as one the company's Managing Partners. Mr. Elowson served as Director of Marketing for Romulus Engineering during the PCS auctions. He is on the Board of Directors of Lamar County Cellular. He is a founder and managing partner for Zymed, LLC, a company specializing Bioscience software. Mr. Elowson received his business degree from Drake University.

         The biographical information for the current members of the General Partner's board can be found in the Partnership's Annual Report on Form 10-K/A for the year ended December 31,

2004, which is incorporated by reference in this Solicitation Statement.

         The General Partner may benefit from the adoption of the Amendment to the extent that the General Partner and its President, Javier O. Lamoso, will continue to receive fees from the Partnership past December 31, 2005, the date on which the Partnership is currently scheduled to dissolve. The management fees (cost plus 10%) paid by the Partnership to the General Partner, however, will not change as a result of the amendment.

MANAGEMENT OF NEWCOMM

The Partnership owns and operates its PCS network and holds its PCS licenses through its subsidiary, NewComm. NewComm is currently managed by the Partnership. Under an April 20, 2005 amendment to a stock purchase agreement (the "Amendment to Stock Purchase Agreement") among TEM Puerto Rico, the Partnership, and NewComm, however, TEM Puerto Rico has the option in April 2008 to purchase a majority interest in NewComm, provided that certain guarantees made by Telefonica S.A. with respect to NewComm's outstanding indebtedness remain in effect at the time the option is exercised. Moreover, pursuant to the amended and restated shareholders agreement (the "Amended and Restated Shareholders Agreement"), also dated April 20, 2005, among NewComm, the Partnership, and certain other shareholders of NewComm, once TEM Puerto Rico becomes the holder of a majority of NewComm's capital stock, TEM Puerto Rico will have the right to designate four directors to NewComm's board (two more directors than TEM Puerto Rico currently has the right to designate), and the Partnership will have the right to designate three directors to NewComm's board (one less director than the Partnership currently has the right to designate). Consequently, if TEM Puerto Rico exercises its purchase option in April 2008, TEM Puerto Rico will gain both voting and management control of NewComm, and the Partnership's role in managing NewComm would likely come to an end.

         More information regarding, as well as copies of, the Amendment to Stock Purchase Agreement and the Amended and Restated Shareholders Agreement can be found in the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is incorporated by reference in this Solicitation Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Exclusive management and control of the Partnership's business is vested in the General Partner. The Partnership has one administrative employee and is managed and controlled by the Board of Directors and executive officers of the General Partner. The General Partner owns 100% of the Partnership's general partnership interest. The shares of the General Partner are held by certain individuals and entities, including Puerto Rico trusts.

         As of June 30, 2005, 2766.2 Partnership Units were held by 1,447 Limited Partners, including one unit held by the General Partner. The following table sets forth, as of June 30, 2005, information with respect to beneficial ownership of the Partnership's Units by: (i) all persons known to the General Partner to be the beneficial owner of 5.0% or more thereof; (ii) each Director of the General Partner; (iii) each of the executive officers of the General Partner; and (iv) all executive officers and Directors as a group of the General Partner. All persons listed have sole voting and investment power with respect to their Units, unless otherwise indicated.

                                                                       Units Beneficially          Percentage
Name of Beneficial Owner                                                     Owned                 Ownership
------------------------------------------------------------------   -----------------------  ---------------------
Fred H. Martinez(1)                                                                   4.4              *
Javier O. Lamoso(2)                                                                   1.0              *
Margaret W. Minnich(3)                                                                3.0              *
James T. Perry(4)                                                                     4.4              *
Lawrence Odell(5)                                                                     4.4              *
All executive officers and directors of the General Partner as a                     14.8              *
group (5 persons) (6)

-----------------------------
         * Less than 1.0%.

(1) Mr. Martinez is Chairman of the Board of Directors of the General Partner. Mr. Martinez and Mr. Lawrence Odell are Trustees of Martinez Odell & Calabria Pension Fund, which owns 2.4 Units reflected in the table.
(2) Mr. Lamoso is President of the General Partner and a member of the Board of Directors.
(3) Ms. Minnich is a Director. Ms. Minnich is the Co-Trustee of the J.B. Wharton Trust C F/B/O Margaret Minnich U/A/D 11/13/67, which owns 1 Unit reflected in the table.
(4)  Mr. Perry is a Director.
(5) Mr. Odell is a Director and Secretary of the General Partner. Mr. Martinez and Mr. Odell are trustees of Martinez Odell & Calabria Pension Fund, which owns 2.4 Units reflected in the table.
(6) Although ownership of the 2.4 Units held in the Martinez Odell & Calabria Pension Fund is attributed to both Mr. Martinez and Mr. Odell in their respective capacities as trustees of such Fund (see notes (1) and (5) above), the aggregate number of shares owned by all executive officers and directors of the General Partner as a group counts these 2.4 Units only one time.

CONSENT OF LIMITED PARTNERS

         This Solicitation Statement is being furnished to Limited Partners in connection with the solicitation by the Company of the consent of the Limited Partners to the Amendment. NO FORMAL MEETING OF THE LIMITED PARTNERS WILL BE HELD FOR THE PURPOSE OF VOTING ON THE AMENDMENT.

         A vote cast on the Internet or on a properly executed Consent Card received by the General Partner will be voted in accordance with the direction (that is, "for" or "against" the proposed Amendment; or "abstain") indicated by the Limited Partner on the Internet or Consent Card. If no direction is indicated (that is, if no box is checked on the Internet or on the Consent
Card), a vote properly submitted over the Internet or a properly executed Consent Card received by the General Partner will be counted as a vote in favor of the Amendment. Abstentions and broker non-votes (which are consents from brokers or nominees indicating that such persons have not received instructions from beneficial owners or other persons entitled to give consents with respect to Partnership Units as to matters for which the brokers or nominees do not have discretionary power) will have the effect of votes against the proposal.

         To be counted, a vote cast on the Internet must be cast no later than 5:00 p.m. Puerto Rico time on [November 1], 2005. Likewise, to be counted, a Consent Card must be received by the General Partner no later than 5:00 p.m. Puerto Rico time on [November 1], 2005. If a Limited Partner has not cast a vote on the Internet or if the General Partner has not received a properly executed consent from a Limited Partner, in either case by 5:00 p.m. Puerto Rico time on [November 1], 2005, it will be deemed that such Limited Partner has voted in favor of the Amendment.

         A Limited Partner may vote on the Internet by following the instructions set forth on the enclosed Consent Card. Alternatively, the Consent Card may be returned by mail to the General Partner at the following address: c/o SuperTel Communications Corp., PMB 159, P.O. Box 11850, San Juan, Puerto Rico 00922-1850. A postage paid envelope addressed to the General

Partner is enclosed. The Consent Card may also be returned to the General Partner by facsimile at (787) 774-5058. To be valid, a Consent Card must be signed by the record owner(s) of the Partnership Units represented thereby as listed in the records of the Partnership on the Record Date.

         A Limited Partner who casts a vote on the Internet or by using the Consent Card may revoke that vote by giving written notice of revocation to the General Partner or by casting a later-dated vote, in either case by the last date on which votes must be returned to the General Partner. All questions as to the validity (including time of receipt) of all Consent Cards will be determined by the General Partner, which determinations will be final and binding.

         Pursuant to Article 14 of the Partnership Agreement, the adoption of the Amendment requires the consent of the General Partner and the Limited Partners who hold in the aggregate at least a majority of the outstanding Units of the Partnership held by Limited Partners. The General Partner has already consented to the adoption of the Amendment. On the Record Date, there were outstanding 2766.2 Units held by Limited Partners. Accordingly, under the Partnership Agreement, the consent of Limited Partners holding more than 1383.1 Units will be required for the adoption of the Amendment. Upon receipt of the requisite approval, it will be binding on all Limited Partners, whether or not they consented.

         This Solicitation Statement has been prepared under the direction of the General Partner. In addition to soliciting the consent of Limited Partners by mail, representatives of the General Partner may, at the Partnership's expense, solicit the consent of Limited Partners by telephone, telegraph, in person or by other means. The General Partner has engaged Georgeson Shareholder Communications, Inc., a consent solicitor, to assist it in this endeavor, as well as to assist it in preparing and mailing this Solicitation Statement and in making Internet voting available. As compensation for providing these services, the Partnership expects to pay Georgeson Shareholder Communications, Inc. approximately $30,000, including certain customary fees and expenses. Also, arrangements have been made with custodians, nominees and fiduciaries for the forwarding of this Solicitation Statement to beneficial owners of Units held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         Any Limited Partner who plans to vote on the Internet should understand that there may be costs associated with electronic access, such as usage charges for Internet access providers, and that those costs must be borne by the Limited Partner.

         THE GENERAL PARTNER RECOMMENDS THAT THE AMENDMENT BE APPROVED AND URGES EACH LIMITED PARTNER TO VOTE IMMEDIATELY EITHER BY INTERNET OR BY COMPLETING AND RETURNING THE ENCLOSED CONSENT CARD.

         ANY LIMITED PARTNER WITH QUESTIONS RELATING TO THE AMENDMENT SHOULD TELEPHONE THERESA MILLER, DIRECTOR OF INVESTOR RELATIONS, AT 1-800-817-6797.

ADDITIONAL INFORMATION CONCERNING THE COMPANY

         The limited partnership interests of the Partnership are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as a result, the Partnership files annual and quarterly reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be read at the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-(800) SEC-0330. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like the Partnership who file electronically with the Commission. In addition, the Partnership's Annual Report on Form 10-K/A for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2005, may be obtained by Limited Partners from the Partnership's Internet site (http://www.clearcommlp.com), by oral request made by calling the Partnership at 1-800-817-6797, or by writing to the Partnership, c/o SuperTel Communications Corp., PMB 159, P.O. Box 11850, San Juan, Puerto Rico 00922-1850. Upon oral or written request, such items will be provided, without charge and by first class mail or other equally prompt means, within one business day of receipt of such request.

FINANCIAL AND OTHER INFORMATION

         The following documents that we previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Solicitation
Statement:

       SEC Filings (File No. 000-28362):          Period:
       --------------------------------           ------
       Annual Report on Form 10-K/A               Year ended December 31, 2004
       Quarterly Report on Form 10-Q              Quarter ended March 31, 2005

                                    EXHIBIT A
                   PROPOSED AMENDMENT TO PARTNERSHIP AGREEMENT

The full text of the proposed Amendment to the Partnership Agreement is as follows:

                                 CLEARCOMM, L.P.

                                  AMENDMENT TO
                        AGREEMENT OF LIMITED PARTNERSHIP

         This AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP, dated as of [*], (this "Amendment"), of ClearComm, L.P., a Delaware limited partnership (the "Partnership"), amending the Agreement of Limited Partnership, dated as of January 24, 1995, as previously amended, (the "Agreement"), is made and entered by and between SUPERTEL COMMUNICATIONS CORP., a Puerto Rico corporation, as the general partner of the Partnership (the "General Partner"), and LIMITED PARTNERS of the Partnership who hold in the aggregate a majority of the outstanding Partnership Units held by Limited Partners. The limited partners of the Partnership shall be referred to herein as "Limited Partners" with the General Partner and the Limited Partners hereinafter referred to as the "Partners".

         WHEREAS, it is desired that the Agreement be amended to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

         NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment. Section 15.1 of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         15.1     Dissolution.

                  The Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following: (a) the sale or other disposition of all, or substantially all, of the Partnership's assets; (b) entry of a decree of judicial dissolution of the Partnership; (c) 5:00 p.m. P.S.T., December 31, 2010; (d) a General Partner's election to dissolve the Partnership (e) the election to dissolve by Limited Partners holding at least 75% of the then outstanding Units held by Limited Partners; or (f) a General Partner ceases to be a General Partner, pursuant to Article 13, unless (i) there remains at least one General Partner and, within 60 days after the date of such event, the remaining General Partner(s) elect to continue the business of the Partnership or (ii) if there is no remaining General Partner, the Limited Partners, within 90 days after the date of such event, elect, in accordance with section 10.3(a), to continue the business of the Partnership, in a reconstituted form if necessary, and elect a successor General Partner effective as of the date of such event.

2. Effectiveness. This Amendment shall be effective as of the date hereof.

3. Governing Law. The parties agree that this Amendment shall be construed and enforced in accordance with and governed by the law of the State of Delaware, excluding that body of law relating to conflicts of laws.

4. Amendment. The parties agree that on and after the date hereof, any reference in the Agreement to "this Agreement," or words of like import, shall mean the Agreement as amended hereby. The Agreement, as amended hereby, shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, this Amendment to Limited Partnership Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

GENERAL PARTNER

SUPERTEL COMMUNICATIONS CORP.

By:
    -----------------------------------------
    Javier O. Lamoso, President

and

LIMITED PARTNERS

Those Limited Partners who have consented to this Amendment, together owning a majority of the outstanding Partnership Units

By:      SUPERTEL COMMUNICATIONS
         CORP., as attorney-in-fact

By:
    -----------------------------------------
    Javier O. Lamoso, President

                                 CLEARCOMM, L.P.
                                     PMB 159
                                 P.O. Box 11850
                        San Juan, Puerto Rico 00922-1850

                                  CONSENT CARD

I have received and reviewed the Solicitation Statement dated [August 1], 2005 (the "Solicitation Statement"), from ClearComm, L.P. (the "Partnership") concerning the proposed amendment (the "Proposal") to the Agreement of Limited Partnership, dated as of January 24, 1995, as previously amended (the "Partnership Agreement"). In accordance with Article 14 of the Partnership Agreement, I hereby vote as set forth herein.

           THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNER.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL. You may vote on the Proposal by marking one of the spaces below or by voting on the Internet in accordance with the instructions set forth on the reverse side of this Consent Card. If you sign and return this Consent Card without specific voting instructions, your Partnership Units will be voted FOR the adoption of the Proposal.

LIMITED PARTNERS WHO WISH TO USE THIS CONSENT CARD TO VOTE ON THE ADOPTION OF THE PROPOSAL SHOULD DO SO BY CHECKING ONE OF THE SPACES BELOW.

         ----------------------------------------------------------
         Adopt the Proposal:

         ______  FOR     ______  AGAINST     ______  ABSTAIN

         ----------------------------------------------------------

IF THE LIMITED PARTNER IS AN INDIVIDUAL
(IF JOINT TENANTS OR TENANTS-IN-COMMON, BOTH OWNERS MUST SIGN. IF SIGNING AS EXECUTOR, ADMINISTRATOR, CUSTODIAN, TRUSTEE, ATTORNEY-IN-FACT OR GUARDIAN, PLEASE PROVIDE YOUR FULL TITLE AS SUCH):


---------------------------------              ---------------------------------
Signature                    Date              Signature                    Date


---------------------------------              ---------------------------------
Title                                          Title

IF THE LIMITED PARTNER IS A CORPORATION, PARTNERSHIP OR COMPANY:


---------------------------------
Print Name of Entity

By:
   ---------------------------------
   Signature                    Date

   ------------------------------------
   Print Name and, if applicable, Title

                          **PLEASE READ THE NEXT PAGE**
                            =========================

             THERE ARE TWO WAYS FOR YOU TO VOTE ON THE PROPOSAL

            INTERNET                               MAIL OR FACSIMILE

Visit the Internet website at              Simply complete, sign and date your
http://proxy.georgeson.com. Enter the      Consent Card and return it in the
COMPANY NUMBER and CONTROL NUMBER          enclosed envelope or by mailing it to
shown below and follow the instructions    the address listed below. The Consent
on your screen. Available until 5:00       Card may also be returned to the
p.m. Puerto Rico time on [November 1].     General Partner by facsimile at
                                           (787) 774-5058.

            -----------------                 -----------------
             COMPANY NUMBER                    CONTROL NUMBER
            -----------------                 -----------------

A properly executed Consent Card received by the General Partner will be voted in accordance with the direction indicated above (that is, "for" or "against" the Proposal; or "abstain"). If no direction is indicated, a properly executed Consent Card of a Limited Partner received by the General Partner will be voted FOR the Proposal. Abstentions and broker non-votes (which are consents from brokers or nominees indicating that such persons have not received instructions from beneficial owners or other persons entitled to give consents with respect to Partnership Units as to matters for which the brokers or nominees do not have discretionary power) will have the effect of votes against the Proposal.

By my signature above, I hereby revoke any proxy previously given to vote or act with respect to my Partnership Units.

TO THE EXTENT THAT MY CONSENT CARD WILL BE VOTED FOR THE PROPOSAL, BY MY SIGNATURE ABOVE, I HEREBY APPOINT THE GENERAL PARTNER AS MY LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION FOR AND IN THE NAME, PLACE, AND STEAD OF THE ABOVE-SIGNED, TO EXECUTE AND DELIVER OR CAUSE TO BE DELIVERED ALL SUCH FURTHER INSTRUMENTS, AGREEMENTS, CERTIFICATES AND DOCUMENTS IN MY NAME AND ON MY BEHALF AS IN ITS JUDGMENT IT DEEMS NECESSARY OR ADVISABLE IN ORDER TO CARRY THE PROPOSAL INTO EFFECT.

IF A LIMITED PARTNER HAS NOT CAST A VOTE ON THE INTERNET OR IF THE GENERAL PARTNER HAS NOT RECEIVED A PROPERLY EXECUTED CONSENT FROM A LIMITED PARTNER, IN EITHER CASE BY 5:00 P.M. PUERTO RICO TIME ON [NOVEMBER 1], 2005, IT WILL BE DEEMED THAT SUCH LIMITED PARTNER HAS VOTED IN FAVOR OF THE AMENDMENT.

IF YOU ARE USING THIS CONSENT CARD TO VOTE ON THE PROPOSAL, PLEASE RETURN THIS CONSENT CARD NO LATER THAN 5:00 P.M. PUERTO RICO TIME ON [NOVEMBER 1], 2005 TO:

BY U.S. MAIL OR FACSIMILE:

CLEARCOMM, L.P.
c/o SuperTel Communications Corp.
PMB 159
P.O. Box 11850
San Juan, Puerto Rico 00922-1850
(Self-addressed envelope is enclosed for your convenience.)

FAX VOTES TO:  (787) 774-5058